Exhibit 23


                      INDEPENDENT AUDITORS' CONSENT





The Board of Directors
TV Guide, Inc.:




We consent to incorporation by reference in the registration statement (No. 333-2866) on Form S-8 of TV Guide, Inc. of our report dated May 4, 2000, relating to the statements of net assets available for benefits of TV Guide, Inc. 401(k) Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended and all related schedules, which report appears in the December 31, 1999 annual report on Form 11-K of the TV Guide, Inc. 401(k) Plan.







                                  KPMG LLP


Tulsa, Oklahoma
June 27, 2000